Exhibit 99.1
TETON ENERGY CORPORATION
ANNOUNCES COMPLETION OF PURCHASE OF OIL AND GAS
PROPERTIES IN THE CENTRAL KANSAS UPLIFT
ACQUISITION INCREASES RESERVES 91 PERCENT AND PRODUCTION 99 PERCENT
TETON INCREASES GUIDANCE FOR NET ANNUAL PRODUCTION FOR 2008 TO 3.4 BCFE INCLUDING EXISTING PROJECTS AND NEW KANSAS ACQUISITION
DENVER, April 2, 2008. Teton Energy Corporation (“Teton”) (AMEX:TEC) today announced it has completed the purchase of reserves, production and certain oil and gas properties in the Central Kansas Uplift of Kansas from Shelby Resources, LLC, a private oil and gas company and a group of approximately 14 other working interest owners, collectively (“Sellers”) for approximately $53.4 million before closing adjustments. Terms also include warrant coverage of 625,000 shares at a $6.00 strike price with a two-year term. The effective date of the transaction is March 1, 2008.
The purchase price was funded with $40.1 million of cash and borrowing capacity available under Teton’s revolving credit facility with JPMorgan and $13.3 million of Teton common stock, or 2,746,128 common shares. Effective April 2, 2008, Teton amended its bank credit facility with JPMorgan, increasing the total facility from $50 million to $150 million. The available borrowing base under Teton’s bank credit facility was increased from $10 million to $50 million as a result of the combination of the added reserves from this transaction, ongoing drilling programs, and new hedging positions.
Highlights of the transaction include:
•	The assets purchase include an estimated 12.9 billion cubic feet equivalent (“Bcfe”) or 2.2 million barrels of oil equivalent (“MMBoe”) of proved reserves, an increase of 91 percent over Teton’s year- end proved reserves of 14.1 Bcfe.

•	The Sellers’ proved reserves are approximately 94 percent oil and 92 percent of their reserves are developed (PDP or PDNP), located on approximately 8,719 gross acres, with a 92% working interest to Teton.

•	When combined with Teton’s existing reserves, Teton now has net proved reserves of approximately 27.0 Bcfe (4.5 MMBoe) comprised of 52 percent natural gas and 48 percent oil. In addition, the ratio of Teton’s developed reserves in the proved category has increased from 61 percent to 76 percent.

•	The acquisition includes estimated net risked probable reserves of 5.7 Bcfe (0.95 MMBoe). When combined with Teton’s existing probable reserves, Teton now has probable reserves of 37.1 Bcfe.

•	The purchase price includes an estimated 4.26 million cubic feet equivalent (“MMcfe”) per day or 710 barrels of oil equivalent (“Boe”) per day of production as of March 1, 2008, an increase of 99 percent over Teton’s year-end production rate of 4.3 MMcfe per day.

•	After combining estimated net annual production from the Kansas acquisition for the remaining nine months of 2008 (March production will be an adjustment to the purchase price, with actual production to Teton beginning April 2) with previous guidance of 2.0 Bcfe of annual production for 2008, Teton now expects annual production will be approximately 3.4 Bcfe in 2008.

•	Production from the Sellers’ assets is approximately 92 percent oil and six percent natural gas. When combined with Teton’s existing production, Teton now has production of approximately 57 percent oil and 43 percent natural gas.

•	The purchase price includes 50 producing wells, 22 wells with production behind pipe, five proved undeveloped locations and 29 identified probable locations on the 8,719 acres.

•	The proved and probable assets to be acquired have a 92 percent working interest and a 76 percent net revenue interest to Teton.

•	In addition, the purchase price includes 52 square miles of 3-D seismic with additional seismic to be acquired in 2008. It also includes 39,385 gross (23,631 net) undeveloped acres where Teton operates, at 60 percent working interest to Teton and 40 percent working interest to Sellers. The Company believes the undeveloped acreage could yield additional upside resource potential to Teton estimated to be equivalent to the proved reserves.

•	Teton and Sellers have also agreed to a 5,326 square-mile go-forward 30-month area of mutual interest to pursue additional acreage and resource opportunities where Teton will operate under the same 60/40 working interest split with Sellers as described on the existing undeveloped acreage.
Teton anticipates that unit operating expenses in 2008 for the new Kansas project will be as follows: lease operating expense (LOE) will approximate $3.50 per Boe, transportation and gathering expenses will approximate $6.00 per Boe, production taxes will be approximately 8 percent and depreciation, depletion and accretion will approximate $18.00-$20.00 per Boe. Teton expects general and administrative expenses to increase only minimally as a result of the acquisition.
Teton has hedged 80 percent of the oil proved developed producing (“PDP”) production and 80 percent of the natural gas PDP production related to this transaction for five years through a series of costless collars in order to lock in base case economics associated with the acquisition. Table A below summarizes all of the Company’s hedging positions, including positions previously put in place for a portion of its existing production.
Teton completed the hedging transactions with its senior bank, JPMorgan. These costless collars are intended to provide cash flow stability by locking in a portion of its revenues and cash flow in the event that crude oil or natural gas prices decline, while maintaining exposure to upside in the pricing. The additional cash flow stability will increase operational and financing flexibility.
Karl Arleth, President and Chief Executive Officer of Teton, stated, “The entire Teton team is excited about this company transforming transaction which will provide us with a much larger and more balanced portfolio of natural gas and oil reserves and production. It nearly doubles our reserves and daily production and provides us with significant upside potential in this very active oil and gas play. This is a new project for Teton to operate and we plan to begin a targeted $7 million capital expenditure program in Kansas for 2008 almost immediately.”
Conference call. Teton invites you to participate in a conference call to discuss details of the acquisition tomorrow April 3, 2008 at 11:00 a.m. (Mountain Time) by dialing (877)407-9210 (Toll Free) or (201)689-8049 (International). Please dial in five to ten minutes before the start of the call. A replay of the conference call will be available through midnight, May 3, 2008 by dialing (877) 660-

6853 (Toll Free) or (201) 612-7415 (International), Conference ID #280743 and Account #286. Both numbers are needed for the replay. The live conference call may also be accessed on the Internet by logging onto Teton’s Web site at www.teton-energy.com. Select Investor Relations, then the Web casts and Presentations option on the menu. Log on at least ten minutes prior to the start of the call to register, download and install any necessary audio software. An audio replay of the call will also be available on the web site for approximately 60 days following the live web cast.
Table A — Summary of Teton Hedging Positions

	Barrels
	(Bbls)		$/Bbl	$/Bbl
Oil swaps (existing)
Apr 2008-Dec 2008	16,500	WTI	$80.78

Oil collars (new)			Floor	Ceiling
Apr 2008	15,150	WTI	$101.40	$106.00
May 2008-Dec 2008	107,895	WTI	$95.80	$103.00
Jan 2009-Apr 2013	443,144	WTI	$90.00	$104.00

	Mcf		$/Mcf
Gas Swaps (existing)
Apr 2008-Oct 2008	224,070	CIG	$6.17

Gas collars			Floor	Ceiling
Apr 2008-Jan 2009 (existing)	293,425	CIG	$6.40	$7.58
Feb 2009-Apr 2013(existing)	1,763,295	CIG	$6.94	$8.27
May 2008 – Apr 2013 (new)	266,258	NYMEX	$9.71	$10.40
Company Description. Teton Energy Corporation (AMEX: TEC) is an independent oil and gas exploration and production company based in Denver, Colorado. Teton is focused on the acquisition, exploration and development of North American properties and has current operations in the Rocky Mountain region of the U.S. The Company’s common stock is listed on the American Stock Exchange under the ticker symbol “TEC”. For more information about the Company, please visit the Company’s website at www.teton-energy.com.
Forward-Looking Statements. This news release may contain certain forward-looking statements, including declarations regarding Teton’s and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on Teton and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge upon request from the Company.
Investor contact:
Ron Wirth
Director of Investor Relations
& Administration
303-565-4600
Rwirth@teton-energy.com